Exhibit 10.2

CARMIKE CINEMAS, INC.

2007 CASH BONUS TARGETS FOR THE NAMED EXECUTIVE OFFICERS

Named Executive Officer	2007 Bonus Target (1)
Michael W. Patrick President, Chief Executive Officer and Chairman of the Board of Directors	$425,000	(2)

Fred W. Van Noy Senior Vice President and Chief Operating Officer	$150,000

Richard B. Hare Senior Vice President – Finance, Treasurer and Chief Financial Officer	$150,000

Lee Champion Senior Vice President, General Counsel and Secretary	$100,000

Anthony J. Rhead Senior Vice President – Entertainment and Digital	$125,000

(1)	A portion of the bonus target is tied to the achievement of specified levels of bonus EBITDA; and a portion of the bonus target is tied to non-financial objectives. Depending on actual performance, the actual bonus may be more or less than the target amount.

(2)	Mr. Patrick’s bonus target is set pursuant to the terms of his employment agreement with the Company effective as of January 31, 2002.